As filed with the Securities and Exchange Commission on May 22, 2020

Registration No. 333-231365

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to
FORM S-8

REGISTRATION STATEMENT UNDER THE

Securities Act of 1933

DIGI INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	41-1532464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd., Suite 700 Hopkins, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

DIGI INTERNATIONAL INC.
2019 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

James J. Loch

Senior Vice President, Chief Financial Officer and Treasurer

Digi International Inc.

9350 Excelsior Blvd., Suite 700

Hopkins, Minnesota 55343

(Name and address of agent for service)

(952) 912-3444

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☑ Non-accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DIGI INTERNATIONAL INC.

EXPLANATORY NOTE

Digi International Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2019 (Registration Statement No. 333-231365 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Digi International Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”). The Prior Registration Statement registered 1,500,000 shares of Common Stock.

The Company has since adopted a new equity incentive plan, the Digi International Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”), which replaces the 2019 Plan as of January 29, 2020, the date the Company’s stockholders approved the 2020 Plan. No future awards will be made under the 2019 Plan. This Post-Effective Amendment is being filed solely to deregister shares registered under the Prior Registration Statement that will not be used for awards under the 2019 Plan. Such shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2020 Plan.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2020 Plan due to outstanding awards under the 2019 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minnetonka, State of Minnesota, on May 22, 2020.

DIGI INTERNATIONAL INC.

By	/s/ Ronald E. Konezny
Ronald E. Konezny
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2020:

Signature	Title

/s/ Ronald E. Konezny	President, Chief Executive Officer and Director (Principal Executive Officer)
Ronald E. Konezny

/s/ James J. Loch	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
James J. Loch

/s/ Christopher D. Heim	Director
Christopher D. Heim

/s/ Spiro C. Lazarakis	Director
Spiro C. Lazarakis

/s/ Hatem H. Naguib	Director
Hatem H. Naguib

/s/ Satbir Khanuja, Ph.D.	Director and Non-Executive Chairman of the Board
Satbir Khanuja, Ph.D

/s/ Sally J. Smith	Director
Sally J. Smith